EXHIBIT 99.1

SUMMER 2013 – BLUE WATER PROJECT ACTIVITY

Drilling activity this summer in Big Horn County, Montana, took place between early July and late September. It included the deepening of the # 11-22 Tribal well and its successful conversion to a water well, the issuance and full approval of a 4,000,000 barrel/5 year water permit, the drilling of 2 production wells to complete the initial 5-spot in NESW Section 22-T5S-R25E, and successful drilling of an exploratory well in NENE Section 21-T5S-R25E. The successful exploration well in Section 21 expands the size of the original discovery. A full geological evaluation is underway by D. Lopez Ph.D. and his reports estimate oil in place on the three new wells is 1.8 MMBO on 30 acres.

So, to recap, a successful water well and permit, two production wells to complete the initial 5-Spot, and a successful exploratory well in the adjacent section.

# 11-22 Tribal Water Well

The 11-22 Tribal Water Well was deepened from 770’ in the Tensleep formation to a depth of 1,014’  in the Madison formation. The drilling crew encountered a continuous 3’ fracture from 1,010’ – 1,013’, which took all the drilling fluid from the hole and tanks. Water did not flow water to surface, but did fill 814’ of  hole to within 200’ of surface.  The well was completed with a 300’ perforated stainless sleeve and a 4” electric water pump was deployed in the well. The production test yielded 65 gallons per minute that was sustained for 12 hours, and is the maximum that a 4” pump can produce. If the well was of larger diameter the water production would be greater.

# 31122 Tribal Production Well

This well in the southwest corner of the initial 5-spot was drilled to a TVD of 846’, and is plugged back to 807’ after casing and cementing. An 8.75” hole was drilled and 7” casing was successfully set. The Tensleep formation was between 744’ and 814’, and showed excellent porosity throughout. A complete suite of electric logs were run on the hole, including a CBL. The well was perforated in the Tensleep ‘A’ zone between 744’ and 776’ and swabbed, recovering water with an oil sheen. Following swabbing 2.875” tubing was run in the hole to a depth of 811’. Further testing is planned. The oil Reserve Report by D. Lopez Ph.D. estimates that there are approximately 900,000 barrels oil in place on 10 acres surrounding the # 31122 Tribal well.

# 41122 Tribal Production Well

This well in the southeast corner of the initial 5-spot was drilled to a TVD of 726’. This well completed the initial 5-Spot with 4 production wells surrounding a 5th injection well on 40 acres. An 8.75” hole was drilled and 7” casing was successfully set at 716’. The Tensleep formation was encountered between 620’ and 670’. A full suite of Electric logs were run on the well, and the oil Reserve Report by D. Lopez Ph.D. estimates 400,000 barrels oil in place on 10 acres surrounding this well.

# 10121 Tribal Exploration Well

This exploration well was drilled in the NE1/4 NE1/4 of Section 21, approximately .75 miles northeast of the initial 5-Spot location. The well was drilled to a TVD of 649’, with a 8.75” hole. The Tensleep formation was encountered between 556’ and 606’. The shallower depth of the Tensleep is attributable to a drop in elevation at the drill site. Casing has not yet been set on this well, and a full suite of Electric logs were run. The Reserve Report by Dr. Lopez for oil in place on this well estimates 500,000 barrels oil on 10 acres.